Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jon M. Diat (Media): 212-770-3505; jon.diat@aig.com
AIG ANNOUNCES CEO TRANSITION PLAN

New York, March 9, 2017—American International Group (NYSE: AIG) said today that Peter D. Hancock, President and Chief Executive Officer, has informed the Board of Directors of his intention to resign. As part of the transition plan, Mr. Hancock will remain as CEO until a successor has been named. The Board of Directors will conduct a comprehensive search for a successor to Mr. Hancock.

Douglas M. Steenland, AIG’s Chairman of the Board, said, “Peter’s accomplishments at AIG, including his role in the company’s turnaround and in driving shareholder value, are immeasurable. He tackled the company’s most complex issues, including the repayment of AIG’s obligations to the U.S. Treasury in full and with a profit, and is leaving AIG as a strong, focused and profitable insurance company. The Board thanks Peter for his many contributions.”

Mr. Steenland continued, “As CEO, Peter developed the two-year strategic plan announced in January 2016. The Board believes strongly that this is the right plan and remains committed to the financial targets and objectives we’ve announced. The Board recognizes the value of the combined strength of AIG’s Consumer and Commercial franchise, and the capability of this management team.”

“It has been an incredible privilege and honor to run this great company and work with the many talented colleagues who serve the needs of their clients every day,” said Mr. Hancock. “I’m extremely proud of our organization and the steps we have taken to position the company for success long into the future. We are on course to deliver higher quality, more sustainable earnings and have dramatically reduced reserve risk. The Board and I are confident in the ability of this team to continue to execute our strategic plan and deliver strong results.”

Mr. Hancock added, “I believe this is the right decision to make for the company and all its stakeholders. Without wholehearted shareholder support for my continued leadership, a protracted period of uncertainty could undermine the progress we have made and damage the interests of our policyholders, employees, regulators, debtholders, and shareholders.”

Mr. Hancock was named President and Chief Executive Officer of AIG in September, 2014, when he was also elected to the AIG Board of Directors. Previously, Mr. Hancock served as CEO of AIG Property Casualty. He joined AIG in 2010 as Executive Vice President, Finance, Risk, and Investments.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.